Exhibit 99.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

UNITED PACIFIC INDUSTRIES LIMITED

(Incorporated in Bermuda with limited liability)

(Stock Code: 00176)

Website: http://www.irasia.com/listco/hk/upi/index.htm

RESIGNATION AND APPOINTMENT OF COMPANY SECRETARY

The Board of Directors (the “Board”) of United Pacific Industries Limited (the “Company”) announces that Ms Lam Yuen Man, Maria (“Ms Lam”) has tendered her resignation as Company Secretary with effect from 4 January 2007 for personal reasons. Ms Lam also effectively resigns from all other positions held with the Company and Group companies. Ms Lam confirms she has no disagreement with the Board and there are no circumstances related to her resignation which needs to be brought to the attention of the shareholders of the Company.

The Board is pleased to announce the appointment of Mr Poon Yan Wai Andy (“Mr Poon”) as Company Secretary with effect from 4 January 2007.

Mr. Poon, aged 36, joined the UPI Group in May 2005 and is responsible for finance matters. He is a qualified member of the Hong Kong Institute of Certified Public Accountants. He also holds a Bachelor’s degree in Accountancy and a Master’s Degree in Corporate Finance from The Hong Kong Polytechnic University. He has over 10 years’ experience in the accounting sector.

By Order of the Board

BRIAN CYRIL BEAZER

Executive Chairman

Hong Kong, 8 November 2006

As at the date hereof, the executive directors of the Company are: Mr Brian C Beazer, Mr David H Clarke, and Mr Simon N Hsu; the non-executive directors are: Mr Ng Ching Wo and Mr Teo Ek Tor; and the independent non-executive directors are Dr Wong Ho Ching, Chris, Mr Henry W Lim and Mr Ramon Sy Pascual.

Please also refer to the published version of this announcement in “The Standard”.